UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2021

EASTSIDE DISTILLING, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38182	20-3937596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8911 NE Marx Dr, Suite A2,

Portland, Oregon 97220

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (971) 888-4264

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.0001 par value	EAST	The Nasdaq Stock Market LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

Private Offering of Secured Convertible Notes and Warrants

On April 19, 2021, the Company entered into a securities purchase agreement (“Purchase Agreement”) with accredited investors (“Subscribers”) for their purchase of up to Three Million Three Hundred Thousand Dollars ($3,300,000) of principal amount of six percent (6%) secured convertible promissory notes of the Company (“Note” or “Notes”) which notes are convertible into shares (“Conversion Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) pursuant to the terms and conditions set forth in the Notes with an initial conversion price of $2.20, and, in connection with the purchase of such Notes, each Subscriber shall receive a warrant (a “Warrant”), to purchase a number of shares of Common Stock (“Warrant Shares”) equal to 60% of the principal amount of any Note issued to such Subscriber hereunder divided by the conversion price of the Note issued to such Subscriber, at an exercise price equal to $2.65. In connection with the Purchase Agreement, the Notes, and the Warrants, the Company entered into a Security Agreement under which the Corporation would grant the Subscribers a security interest in certain assets of the Company (the “Security Agreement”) and a Registration Rights Agreement under which the Company would agree to register for resale the Conversion Shares and the Warrant Shares (the “Registration Rights Agreement”). Concurrently therewith, the Company and the investors closed on Three Million Dollars ($3,000,000) of the private offering.

Roth Capital, LLC acted as placement agent (the “Placement Agent”) in the private offering, and the Company paid the Placement Agent a cash fee of five percent (5%) of the gross proceeds therefrom. The Company received approximately $2.81 million in net proceeds from the initial closing, after deducting the fee payable to the Placement Agent and the legal fees of the Subscribers in connection with the transaction. The Company intends to use the proceeds to repay prior outstanding notes payable and for working capital and general corporate purposes.

So long as 15% of the Notes issued to Subscribers remain outstanding, if the Company offers to sell Covered Securities (as defined in the Purchase Agreement), other than Excluded Securities (as defined in the Purchase Agreement), in a public or private offering of Covered Securities solely for cash (a “Qualified Offering”), each Subscriber shall be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Covered Securities are offered, in the aggregate up to the amount of Covered Securities required to enable it to maintain its Subscriber Percentage Interest (as defined in the Purchase Agreement), all on the terms and conditions set forth in the Purchase Agreement.

The terms of the private offering are more fully set forth in the Purchase Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference. The Notes are subject to the terms and conditions of the form attached hereto as Exhibit 4.1 and incorporated by reference herein. The Warrants are subject to the terms and conditions of the form attached hereto as Exhibit 4.2 and incorporated by reference herein.

Interest on the Notes accrues at a rate of six percent (6%) per annum and is payable either in cash or in shares of the Company’s common stock at the conversion price in the Note on each of the six and twelve month anniversary of the issuance date and on the maturity date of October 18, 2022 (the “Maturity Date”). All amounts due under the Notes are convertible at any time after the issuance date, in whole or in part (subject to rounding for fractional shares), at the option of the holders into the Company’s common stock at a fixed conversion price, which is subject to adjustment as summarized below. The Notes are initially convertible into the Company’s common stock at an initial fixed conversion price of $2.20 per share. This conversion price is subject to adjustment for stock splits, combinations, or similar events, among other adjustments.

Pursuant to the Purchase Agreement, until the Company shall have obtained stockholder approval, the Company may not make any sale, grant, or other disposition or issuance (or announce any sale, grant or other disposition or issuance) of (i) any Common Stock or any rights, options, or warrants to purchase or securities convertible into or exercisable or exchangeable for Common Stock, or (ii) any rights to reprice any Common Stock or any rights, options, or warrants to purchase or securities convertible into or exercisable or exchangeable for Common Stock, if any such sale, grant, or other disposition or issuance would entitle any person to acquire shares of Common Stock for a consideration per share less than a price equal to the Exercise Price (as defined in the Warrants) in effect immediately prior to such sale, grant, or other disposition or issuance or deemed sale, grant, or other disposition or issuance; provided, however, that the foregoing provisions of this sentence shall not be applicable to any sale, grant, or other disposition or issuance (or announcement of any sale, grant or other disposition or issuance) of any Excluded Securities (as defined in the Warrants) or any Excluded Securities (as defined in the Notes).

If, at any time after the Company has obtained stockholder approval and while the Notes are outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock (other than Excluded Securities) entitling any person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”), then the Conversion Price of the Notes shall be reduced to such lower Dilutive Issuance price. In addition, if, at any time after the Company has obtained stockholder approval and while any Warrant is outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock (other than Excluded Securities) (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) entitling any Person to acquire shares of Common Stock (“Additional Shares of Common Stock”) for a consideration per share (the “Base Share Price”) less than a price equal to the Exercise Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Exercise Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount price (calculated to the nearest one-hundredth of a cent) on a weighted average basis.

A Note may not be converted and shares of common stock may not be issued under the Notes if, after giving effect to the conversion or issuance, the holder, together with its affiliates, would beneficially own in excess of 9.99% of the Company’s outstanding common stock. In addition, a Warrant may not be exercised and shares of common stock may not be issued under the Warrant if, after giving effect to the exercise or issuance, the holder, together with its affiliates, would beneficially own in excess of 9.99% of the Company’s outstanding common stock.

The Company may prepay the Notes at any time in whole or in part by paying a s sum of money equal to 100% of the principal amount to be redeemed, together with accrued and unpaid interest, plus a prepayment fee equal to five one percent (5%) of the principal amount to be repaid.

The Notes contain customary triggering events including but not limited to: (i) failure to make payments when due under the Notes; and (ii) bankruptcy or insolvency of the Company. If a triggering event occurs, each holder may require the Company to redeem all or any portion of the Notes (including all accrued and unpaid interest thereon), in cash.

The Notes are secured by a subordinated security interest in the Company’s assets pursuant to the terms of a Security Agreement entered into between the Company and the Subscribers attached hereto as Exhibit 10.2 and incorporated herein by reference.

The Company entered into a Registration Rights Agreement with the holders of the Notes as of the date of Closing (the “Registration Rights Agreement”). Pursuant to the terms of Registration Rights Agreement, the Company has agreed to file with the Securities and Exchange Commission (“SEC”) an initial Registration Statement on Form S-3 covering the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement), with the filing of such initial Registration Statement to occur within 30 days of each closing date. The Registration Rights is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported on a current report on Form 8-K dated January 22, 2021, on January 19, 2021, the Company’s board of directors determined that one of its members, Ms. Stephanie Kilkenny, had ceased to be independent under Nasdaq Listing Rule 5605(a)(2). The Company notified Nasdaq of this determination on January 21, 2021. As a result of the determination, the Company no longer complied with certain Nasdaq Listing Rules. Specifically, the Company no longer complied with Listing Rule 5605(b) which requires that the Board of Directors be comprised of a majority of independent directors and Listing Rules 5605(c), (d), (e), which require a listed company’s audit, compensation and nominating committees be comprised solely of independent directors.

On March 22, 2021, the Company appointed Elizabeth Levy-Navarro to the Board of Directors, audit, compensation and nominating committees and Ms. Kilkenny was removed from each of those committees.

On April 22, 2021, Nasdaq notified the Company that the Company now complies with requirements in Listing Rule 5605.

Item 3.02 Unregistered Sale of Equity Securities.

The information set forth in Item 1.01 is incorporated herein by reference. The Company offered and sold the Notes and Warrants pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The information set forth in Item 8.01 is incorporated herein by reference. The Company offered and sold the Shares pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 7.01 Regulation FD Disclosure.

On April 21, 2021, Eastside issued a press release, the text of which is furnished as Exhibit 99.1 to this current report.

The information in this Item 7.01 and Exhibit 99.1 hereto shall not be deemed “filed” for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless expressly incorporated into a filing of Eastside under the Securities Act of 1933, as amended, or the Exchange Act, the information contained in this Item 7.01 and Exhibit 99.1 hereto shall not be incorporated by reference into any filing of the registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01 Other Events.

Effective April 19, 2021, the Company issued 682,669 shares of its common stock (the “Shares”) to certain affiliates of Intersect Beverage, LLC, a California limited liability company (“Intersect”) pursuant to that certain Asset Purchase Agreement dated September 12, 2019 by and between the Company and Intersect. The Shares constitute a portion of the “Initial Earnout Consideration” due to Intersect pursuant to the Asset Purchase Agreement. The Company has paid the remainder of the Initial Earnout Consideration in the form of promissory notes in the aggregate principal amount of $7,841,042. The notes bear interest at six percent (6%) per annum and mature in April 2024.

The Company offered and sold the Shares pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The Company will file a registration statement on Form S-3 for the resale of the Shares.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

4.1	Form of Secured Convertible Promissory Note
4.2	Form of Warrant
10.1	Securities Purchase Agreement by and among Eastside Distilling, Inc. and the Subscribers
10.2	Security Agreement by and among Eastside Distilling, Inc. and the Subscribers
10.3	Registration Rights Agreement by and among Eastside Distilling, Inc. and the Subscribers
99.1	Press Release dated April 21, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2021

EASTSIDE DISTILLING, INC.

By:	/s/ Geoffrey Gwin
Geoffrey Gwin
Chief Financial Officer